Exhibit 99.C

Kenneth B. Lerman, P.C.

Attorney at Law

Via USPS Priority Mail Express Overnight – Signature Required,

and via Email

May 26, 2026

Corporate Secretary

Power REIT

301 Winding Road

Old Bethpage, NY 11804

Attn: Mr. David H. Lesser

Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer.

Re: Demand for Special Meeting Pursuant to Section 8 of the Articles Supplementary Governing the 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock

Dear Corporate Secretary:

The undersigned submits this demand on behalf of the following five separate beneficial owners: Bradley & Daytona Railway and Land Co. LLC, Alexander Kachmar, D & C Cacciapaglia Living Trust, U/A DTD 02/01/2013, David Cacciapaglia Family Trust, U/A DTD 11/25/2020, and David Cacciapaglia (collectively the “Requesting Holders”) of shares of the 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock of Power REIT (the “Series A Preferred Stock”). On behalf of the Requesting Holders demand is hereby made that Power REIT (the “Trust”) call a special meeting of holders of the Series A Preferred Stock pursuant to Section 8(a) of the Articles Supplementary governing the Series A Preferred Stock (the “Articles Supplementary”). The Requesting Holders are acting together solely for the exercise of the nomination and voting rights required herein under Section 8(a) of the Articles Supplementary.

As disclosed by the Trust in its Annual Report on Form 10-K filed March 31, 2026 for the fiscal year ended December 31, 2025:

“[t]he Trust has failed to pay dividends for in excess of six quarterly periods…”

Accordingly, the voting rights provided under Section 8(a) of the Articles Supplementary have become operative, including the right of the holders of the Series A Preferred Stock, voting as a single class, to elect two (2) additional trustees to the Board of Trustees.

The Requesting Holders collectively hold, through brokerage accounts and the Depository Trust Company system, shares of the Series A Preferred Stock representing in excess of ten percent (10%) of the outstanding shares of the Series A Preferred Stock, together with the voting rights appurtenant thereto. Brokerage verification letters evidencing such holdings are attached hereto.

☑ 750 Main Street, Suite 100		☐ 621 NW 53rd Street, Suite 125
Hartford, Connecticut 06103	www.KBLpc.com	Boca Raton, Florida 33487
(860) 724-7000	info@KBLpc.com	(561) 883-0700

Mr. Lesser, Corporate Secretary
Power REIT
May 26, 2026

The Requesting Holders hereby require that the Trust:

1.

Call a special meeting of holders of the Series A Preferred Stock for the purpose of electing the additional trustees contemplated by Section 8(a) of the Articles Supplementary, including the election of Alexander Kachmar and David Cacciapaglia as the nominees of the Requesting Holders;

2.	Establish an appropriate record date for such special meeting;
3.	Provide notice of the special meeting in accordance with the governing organizational documents and applicable law; and
4.	Confirm the procedures and timeline applicable to the nomination and election of such trustees.

The Requesting Holders hereby nominate Alexander Kachmar and David Cacciapaglia for election as the additional trustees contemplated by Section 8(a) of the Articles Supplementary. The Requesting Holders reserve the right to substitute or nominate additional candidates as permitted by the governing organizational documents and applicable law.

The Requesting Holders further request access to information reasonably necessary to effectuate the rights granted under Section 8, including confirmation of the number of outstanding shares of Series A Preferred Stock and related voting procedures.

Nothing contained herein shall constitute a waiver of any rights, claims, remedies or causes of action possessed by the Requesting Holders, all of which are expressly reserved, including without limitation rights relating to accrued and unpaid dividends, governance rights, fiduciary obligations, redemption rights, conversion rights, disclosure obligations, and all other rights arising under the Articles Supplementary, organizational documents, applicable law, or otherwise.

Please direct all communications regarding this matter to the undersigned.

Sincerely,

/s/ Kenneth B. Lerman

Kenneth B. Lerman

Via Email:

cc: Wiliam Susman (independent trustee)

cc: Bradley & Daytona Railway and Land Co. LLC

cc: Alexander Kachmar

cc: David Cacciapaglia

Enclosures:

a.	Verification Letter from Charles Schwab dated May 11, 2026
b.	Verification Letter from Charles Schwab dated May 22, 2026
c.	Verification Letter from Interactive Brokers dated May 22, 2026